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Exhibit 8.1
April 1, 2024
Vornado Realty Trust,
    888 Seventh Avenue,
        New York, New York 10019.
Dear Sirs:
We have acted as your counsel in connection with the filing of the registration statement on Form S-3ASR, filed on or about April 1, 2024 (the “Registration Statement”), of Vornado Realty Trust (“Vornado”) and Vornado Realty L.P.
In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied (i) without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by Vornado, dated April 1, 2024 (the “Vornado Certificate”), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by each of Two Penn Plaza REIT, Inc., VCP One Park Parallel REIT LLC, 280 Park REIT LLC, 6M REIT LLC, Shenandoah Parent LLC, Skyline Parent LLC, VNO 7 West 34th Street Sub LLC, 640 Fifth Avenue Holdings LLC, 655 Fifth Avenue Holdings LLC, 666 Fifth Avenue Retail Holdings LLC, 689 Fifth Avenue Holdings LLC, 697 Fifth/2 East 55th Street TIC A Owner LLC, 1535/1540 Broadway Holdings LLC, and Manhattan High Street REIT Holdings LLC, VNO Capital Partners REIT LLC, Vornado Capital Partners Parallel REIT LLC, (each, a “REIT Subsidiary”), and by each of SO Hudson Westside I Corp., Going Away LLC, CPTS Domestic Owner LLC, and CPTS Parallel Owner LLC (each, a “Liquidated REIT Subsidiary”), each dated April 1, 2024 (each such certificate, a “REIT Subsidiary

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Certificate”) (collectively with the Vornado Certificate and the REIT Subsidiary Certificates, the “Certificates”), and (iii) without independent investigation, upon the opinion of Shearman & Sterling LLP, dated April 1, 2024, concerning the qualification of Alexander’s as a real estate investment trust (a “REIT”) for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the “Shearman & Sterling Opinion”).
In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) any statements or representations made in the Certificates qualified by knowledge, belief or any similar qualification are true and correct as if made without such or similar qualification, (iii) the Certificates have been executed by appropriate and authorized officers of Vornado, the REIT Subsidiaries, and the Liquidated REIT Subsidiaries, (iv) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.
Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that, commencing with Vornado’s taxable year ending December 31, 1993, which was the first taxable year with respect to which Vornado made an election pursuant to Section 856(c)(l) of the Code to be taxed as a REIT, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, its actual method of operation has enabled Vornado to meet, through the date of this opinion, and its proposed method of operation will enable Vornado to continue to meet, the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind,

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and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.
Vornado’s qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado’s current ownership interests in the REIT Subsidiaries, by each REIT Subsidiary of the requirements of the Code relating to qualification for REIT status for relevant periods, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We have not monitored and do not undertake to monitor whether any of Vornado, the REIT Subsidiaries, or the Liquidated REIT Subsidiaries actually has satisfied or will satisfy the various REIT qualification tests.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP